Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS

FOURTH QUARTER 2007 RESULTS

Hamden, CT, March 6, 2008 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three months and year ended December 31, 2007.

Revenues for the fourth quarter of 2007 were $11.6 million, compared to $15.7 million in the same period a year ago. The Company recorded a GAAP net loss of $(1.3) million in the fourth quarter of 2007, compared to GAAP net income of $1.0 million in the same period of 2006. The GAAP net loss per share for the three months ended December 31, 2007 was $(0.14) per diluted share, compared to GAAP net income of $0.10 per diluted share in the same period a year ago. The GAAP results for the fourth quarter of 2007 included an incremental inventory reserve charge of $528,000 specifically related to certain obsolete electronic components and discontinued printer products, a charge of $39,000 for severance associated with the termination of certain employees under the previously announced business structure change, and $1.2 million of legal fees related to the ongoing litigation against FutureLogic, Inc. Excluding these items, pro forma net loss in the fourth quarter of 2007 was approximately $(0.1) million, or $(0.01) per diluted share. For further information regarding the presentation of pro forma non-GAAP financial measures, please refer to the “Financial Presentation” paragraph below.

Revenues for the year ended December 31, 2007 were $48.8 million, compared to $64.3 million in the same period a year ago. The Company recorded a GAAP net loss in 2007 of $(2.3) million, compared to GAAP net income of $3.9 million in 2006. The GAAP net loss per share in 2007 was $(0.24) per diluted share, compared to GAAP net income of $0.40 per diluted share in 2006. The GAAP results for 2007 included an incremental inventory reserve charge of $528,000 specifically related to certain obsolete electronic components and discontinued printer products, a charge of $187,000 for severance associated with the termination of certain employees under the previously announced business structure change, and $2.9 million of legal fees related to the ongoing litigation against FutureLogic, Inc. Excluding these items, pro forma net income in 2007 was approximately $0.1 million, or $0.01 per diluted share. For further information regarding the presentation of pro forma non-GAAP financial measures, please refer to the “Financial Presentation” paragraph below.

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, “We are becoming increasingly optimistic about the prospects for all of 2008. Beginning with the first quarter of 2008, we believe we will experience revenue growth in most of our printer product lines compared to 2007. We are optimistic that the softness in the domestic casino and worldwide lottery market that affected our revenues in all of 2007 appears to be coming to an end. Industry reports indicate that as the year progresses the domestic casino market will continue to improve as new casinos are built and existing casinos begin upgrading their machines for server based gaming. Of note in the lottery market, we have already received approximately $8.0 million in thermal printer orders for shipment in 2008. We are also pleased with what we see for all of 2008 in our off-premise gaming market. This is an exciting opportunity for TransAct, especially in the international markets. And finally, having recently launched our new BANKjet® 2500 printer and implemented focused sales initiatives in the point of sale market, we expect to see revenues improve in our banking and point of sale market during 2008. Overall, we believe we are in an excellent position to capitalize on the initiatives we put in place in 2007.”

Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, “Over the past year, we made significant efforts to reduce costs in our business while also focusing our sales efforts in specific areas of growth and profitability. We believe the cost controls that we implemented in 2007, coupled with our new sales initiatives, will favorably impact our results and improve our margins in 2008. Further, our balance sheet remains strong and we ended 2007 with $2.6 million of cash and no debt.”

Mr. DeMartino continued, “During the fourth quarter of 2007, we purchased approximately 47,000 shares of our common stock for approximately $0.2 million under our $15 million stock repurchase program. This brings total shares purchased to date under the buyback plan to 1,034,000, for a total of approximately $8.0 million, at an average price of $7.73 per share.”

Financial Presentation

The Company has provided pro forma non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct’s core operations. The pro forma non-GAAP measures exclude the effect in the three months and year ended December 31, 2007 and 2006 of an incremental inventory reserve charge related to certain obsolete electronic components and discontinued printer products, severance associated with the termination of certain employees, legal fees related to the lawsuit with FutureLogic, Inc., and restructuring expenses related to the closing of the Company’s Wallingford, CT facility. These items have been excluded from pro forma non-GAAP financial measures, as management does not believe that they are representative of underlying trends in the Company’s performance. Their exclusion provides investors and others with additional information to more readily assess the Company’s operating results. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company’s core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Investor Conference Call / Webcast Details

TransAct will review detailed fourth quarter 2007 results during a conference call today at 5:00 PM ET. The conference call-in number is 201-689-8471. A replay of the call will be available from 8:00 PM ET on Thursday, March 6 through midnight ET on Thursday, March 13 by telephone at 201-612-7415. The account number to access the replay is 3055 and the password is 271524. Investors can also access the conference call via a live webcast on the Company’s Web site at www.transact-tech.com. A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ:TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale. Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced. TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over two million printers installed around the world. TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Hamden, CT. For more information on TransAct, visit http://www.transact-tech.com or call 203-859-6800.

Contacts:

Steven DeMartino, Chief Financial Officer, 203-859-6810

or Tyler Wilson, 646-536-7018 with The Ruth Group

# # #

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; reductions, delays or cancellations in orders from significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company’s products in the United States or abroad; risks associated with potential future acquisitions; and the outcome of the lawsuit between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

TRANSACT TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)	Three months ended December 31, 2007				Three months ended December 31, 2006
	GAAP Basis	Adjustments		Pro Forma Basis	GAAP Basis	Adjustments		Pro Forma Basis
Net sales	$11,614	$—		$11,614	$15,713	$—		$15,713
Cost of sales	8,196	(528)	a	7,668	10,219	—		10,219

Gross profit	3,418	528		3,946	5,494	—		5,494

Operating expenses:
Engineering, design and product development	845	—		845	673	—		673
Selling and marketing	1,740	—		1,740	2,008	—		2,008
General and administrative	1,649	(39)	b	1,610	1,729	(5)	b	1,724
Legal fees associated with lawsuit	1,192	(1,192)	c	—	40	(40)	c	—
Business consolidation and restructuring	—	—		—	(479)	479	d	—

	5,426	(1,231)		4,195	3,971	434		4,405

Operating income (loss)	(2,008)	1,759		(249)	1,523	(434)		1,089

Other income (expense):
Interest, net	18	—		18	42	—		42
Other, net	17	—		17	(22)	—		(22)

	35	—		35	20	—		20

Income (loss) before income taxes	(1,973)	1,759		(214)	1,543	(434)		1,109
Income tax provision (benefit)	(654)	542	e	(112)	560	(158)	e	402

Net income (loss)	$(1,319)	$1,217		$(102)	$983	$(276)		$707

Net income (loss) per share:
Basic	$(0.14)			$(0.01)	$0.10			$0.07
Diluted	$(0.14)			$(0.01)	$0.10			$0.07

Shares used in per share calculation:
Basic	9,284			9,284	9,546			9,546
Diluted	9,284			9,284	9,783			9,783

a	Incremental inventory reserve charge of $528,000 specifically related to certain obsolete electronic components and discontinued printer products.
b	Severance charge of $39,000 and $5,000 in 2007 and 2006, respectively, associated with the termination of certain employees.
c	Legal expenses of $1,192,000 and $40,000 in 2007 and 2006, respectively, related to the lawsuit with FutureLogic, Inc.
d	Reversal of benefit of $479,000 in 2006 related to the closing of the Company’s Wallingford, CT facility.
e	The tax effect on the adjustments.

TRANSACT TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Year ended December 31, 2007				Year ended December 31, 2006
	GAAP Basis	Adjustments		Pro Forma Basis	GAAP Basis	Adjustments		Pro Forma Basis
Net sales	$48,766	$—		$48,766	$64,328	$—		$64,328
Cost of sales	32,770	(528)	a	32,242	41,963	—		41,963

Gross profit	15,996	528		16,524	22,365	—		22,365

Operating expenses:
Engineering, design and product development	3,129	—		3,129	2,824	—		2,824
Selling and marketing	6,708	—		6,708	6,892	—		6,892
General and administrative	6,995	(187)	b	6,808	6,925	(112)	b	6,813
Legal fees associated with lawsuit	2,907	(2,907)	c	—	115	(115)	c	—
Business consolidation and restructuring	12	(12)	d	—	(479)	479	d	—

	19,751	(3,106)		16,645	16,277	252		16,529

Operating income (loss)	(3,755)	3,634		(121)	6,088	(252)		5,836

Other income (expense):
Interest, net	76	—		76	104	—		104
Other, net	21	—		21	(159)	—		(159)

	97	—		97	(55)	—		(55)

Income (loss) before income taxes	(3,658)	3,634		(24)	6,033	(252)		5,781
Income tax provision (benefit)	(1,384)	1,268	e	(116)	2,117	(88)	e	2,029

Net income (loss)	$(2,274)	$2,366		$92	$3,916	$(164)		$3,752

Net income (loss) per share:
Basic	$(0.24)			$0.01	$0.41			$0.39
Diluted	$(0.24)			$0.01	$0.40			$0.38

Shares used in per share calculation:
Basic	9,364			9,364	9,577			9,577
Diluted	9,364			9,552	9,870			9,870

a	Incremental inventory reserve charge of $528,000 specifically related to certain obsolete electronic components and discontinued printer products.
b	Severance charge of $187,000 and $112,000 in 2007 and 2006, respectively, associated with the termination of certain employees.
c	Legal expenses of $2,907,000 and $115,000 in 2007 and 2006, respectively, related to the lawsuit with FutureLogic, Inc.
d	Charge of $12,000 in 2007 and reversal of benefit of $479,000 in 2006 related to the closing of the Company’s Wallingford, CT facility.
e	The tax effect on the adjustments.

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Banking and point-of-sale	$2,341	$4,140	$11,046	$16,858
Gaming and lottery	6,758	8,394	25,338	34,677
TransAct services group	2,515	3,179	12,382	12,793

Total net sales	$11,614	$15,713	$48,766	$64,328

TRANSACT TECHNOLOGIES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31, 2007	December 31, 2006
Assets:
Current assets:
Cash and cash equivalents	$2,561	$3,436
Receivables, net	6,128	11,422
Inventories	8,665	7,567
Refundable income taxes	51	42
Deferred tax assets	1,529	2,167
Other current assets	362	506

Total current assets	19,296	25,140

Fixed assets, net	6,338	5,938
Goodwill, net	1,469	1,469
Deferred tax assets	3,019	542
Intangibles and other assets	482	617

	11,308	8,566

Total assets	$30,604	$33,706

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$4,688	$3,997
Accrued liabilities	2,852	3,796
Accrued restructuring expenses	—	315
Deferred revenue	522	389

Total current liabilities	8,062	8,497

Deferred revenue, net of current portion	211	508
Accrued warranty, net of current portion	91	160
Accrued rent	507	251
Other liabilities	125	—

	934	919

Total liabilities	8,996	9,416

Shareholders’ equity:
Common stock	104	104
Additional paid-in capital	19,872	19,105
Retained earnings	9,449	11,405
Accumulated other comprehensive income	178	168
Treasury stock	(7,995)	(6,492)

Total shareholders’ equity	21,608	24,290

	$30,604	33,706